Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 24, 2004 and August 20, 2004, relating to the financial statements and financial highlights, which appear in the September 30, 2004 and June 30, 2004 Annual Reports to AllianceBernstein Blended Style Series U.S. Large Cap Portfolio Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services
- Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting" in such Registration Statement.





PricewaterhouseCoopers LLP

New York, New York
January 24, 2005